Exhibit 5.1
[Letterhead of Womble Carlyle Sandridge & Rice, PLLC]
October 2, 2007

RF Micro Devices, Inc.
7628 Thorndike Road
Greensboro, North Carolina 27409-9421

     RE: Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as special North Carolina counsel to RF Micro Devices, Inc. (“RFMD”) in connection with the filing by RFMD of a Registration Statement on Form S-4, as amended on the date hereof (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”), covering the offering of up to 99,012,372 shares of RFMD’s common stock, no par value per share (the “Shares”). The Shares are proposed to be issued pursuant to the Agreement and Plan of Merger and Reorganization among RFMD, Iceman Acquisition Sub, Inc., and Sirenza Microdevices, Inc., dated as of August 12, 2007 (the “Merger Agreement”). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
     As special North Carolina counsel, we have reviewed RFMD’s articles of incorporation and bylaws, each as amended to date, and certain resolutions of the Board of Directors relating to the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of the Shares and related matters, and have examined the originals, or copies certified or otherwise identified to our satisfaction, of corporate records of RFMD, certificates of public officials and of representatives of RFMD, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of RFMD with respect to the accuracy of the factual matters contained in such certificates.
     In connection with such review, we have assumed with your permission (i) the genuineness of all signatures and the legal capacity of all signatories, (ii) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies, and (iii) the proper issuance and accuracy of certificates of public officials and representatives of RFMD.
     This opinion is limited to the laws of the State of North Carolina, and we express no opinion as to the effect of the laws of any other jurisdiction.
     Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that when (i) the Registration Statement has been declared effective by the Commission, and (ii) the Shares are issued upon the terms and conditions set forth in the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.
     This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters” in the joint proxy statement/prospectus included as a part thereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or other rules and regulations of the Commission.

Very truly yours,
/s/ Womble Carlyle Sandridge & Rice, PLLC
GB
JEC